EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-59733) of Cash America International, Inc. of our report dated May 27, 2005 relating to the financial statements of Cash America International, Inc. 401(k) Savings Plan, which appears in this Form 11-K.

/s/ Whitley Penn

Fort Worth, Texas
May 27, 2005